Exhibit 10-h

                                SALARY AND
                      INCENTIVE AWARD DEFERRAL PLAN

                                                   Effective:  January 1, 1984
                                      Revisions Effective:  September 29, 2000

                              TABLE OF CONTENTS
Subject                                                          Page

      4.2   Contributions to Pre-Tax Account; Interest/Dividends..5

                           SBC COMMUNICATIONS INC.

                   SALARY AND INCENTIVE AWARD DEFERRAL PLAN

                    As amended through September 29, 2000

Article 1 - Statement of Purpose

      The purpose of the Salary and Incentive Award Deferral Plan ("Plan") is
to provide a select group of management employees consisting of Eligible
Employees of SBC Communications Inc. ("SBC" or the "Company") and its
Subsidiaries with a means for deferring the receipt of income.

Article 2 - Definitions

      For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

      Base Compensation.  The following types of cash-based compensation, in each case as determined by SBC, paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the
Internal Revenue Code, as amended ("Code"):

      (a) annual base salary.

      Payments by an Employer under a Disability plan made in lieu of any compensation described in (a) above, shall be deemed to be a part of the compensation it replaces for purposes of this definition.  Base Compensation does not include the TEAM Award  (the annual award determined to be the "Team
Award" by SBC together with the individual award determined by SBC to be the
Individual Discretionary Award made in connection therewith) or comparable awards, if any, determined by SBC to be used in lieu of these awards, commissions or zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

      Business Day.  Any day during regular business hours that SBC is open for business.

      Chairman.  The Chairman of the Board of Directors of SBC Communications
Inc.

      Committee.  The Human Resources Committee of the Board of Directors of
SBC Communications Inc.

      Declared Rate.  The interest rate for each calendar year as determined by the Senior Executive Vice President-Human Resources, with the concurrence of the Senior Executive Vice President, Chief Financial Officer and Treasurer
and announced on or before January 1 of the applicable calendar year.
However, in no event will the Declared Rate for any calendar be less than the
Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investor's Service, Inc. (or any successor thereto) for the month of September before the calendar year in question, or, if such yield is no longer published, a substantially similar average selected by the Senior
Executive Vice President-Human Resources or his or her successor.

      Disability.  Absence of an Employee from work with an Employer under the relevant Employer's disability plan, but only while such Employee is deemed by the Employer to be an Employee of such Employer.

      Eligible Employee.  An Employee who:
      (a) is a full time, salaried Employee of SBC or an Employer and who is on active duty, Disability or Leave of Absence;

      (b) is, as determined by SBC, a member of Employer's "select group of management or highly compensated employees" within the meaning of the
Employment Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA"), and

      (c) is (i) an Officer or (ii) a non-Officer Employee who has been approved by the Chairman to be eligible to participate in this Plan.

      Notwithstanding the foregoing, SBC may, from time to time, exclude any
Employee or group of Employees from being deemed an "Eligible Employee" under this Plan.

      In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be considered Eligible Employees during a particular time for any reason, that individual shall not be an Eligible Employee for purposes of the Plan for the period of time prior to such determination.

      Employee.  Any person employed by an Employer, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by SBC.  For purposes of this Plan, a person on Leave of Absence who otherwise would be an
Employee shall be deemed to be an Employee.

      Employer.  SBC Communications Inc. or any of its Subsidiaries.

      Executive Officer.  A person identified as an "executive officer" of
SBC in the then most recent SBC Form 10-K containing such information that was filed with the United States Securities and Exchange Commission or who
subsequent to such filing was notified by SBC's General Counsel to be an executive officer of SBC.

      Incentive Award.  A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) as either a short term or long term award under the Short Term Incentive Plan or the 1996 Stock and
Incentive Plan; the Key Executive Officer Short Term Award paid under the
1996 Stock and Incentive Plan; or any other award that the Committee designates as a short term or long term incentive award specifically for purposes of this Plan (regardless of the purpose of the award) including an award which would otherwise be paid in stock, other than stock of SBC.

      Leave of Absence.  Where a person is absent from employment with an
Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer which employs the individual, as adopted from time to time).  For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer of a person to an entity by an Employer for a rotational work assignment.  In the event a transfer to such an entity lasts more than 5 years or the entity's rotational work assignment status is canceled by SBC, it shall be deemed a Termination of Employment with the
Employer at that time for purposes of this Plan.  To be a rotational work assignment, the Employer must have indicated in writing to the person that the person was to be rehired by the Employer on termination of the rotational work assignment.

      Officer.  An individual who is designated as an officer level Employee for salary purposes on the records of SBC.

      Participant.  An Eligible Employee or former Eligible Employee who participates in this Plan.

      Pre-Tax Account.  The account maintained on a pre-tax basis on the books of account of SBC for each Participant.

      Retirement or Retire.  The Termination of Employment for reasons other than death, on or after the earlier of the following dates:  (1) the date the
Employee is eligible to retire with an immediate pension pursuant to the SBC
Supplemental Retirement Income Plan ("SRIP"); or (2) the date the Employee has attained one of the following combinations of age and service at
Termination of Employment, except as otherwise indicated below:

            Net Credited Service       Age
          10 years or more          65 or older
          20 years or more          55 or older
          25 years or more          50 or older
          30 years or more          Any age

      With respect to an Employee who is granted an EMP Service Pension under and pursuant to the provisions of the SBC Pension Benefit Plan - Nonbargained
Program upon Termination of Employment, the term "Retirement" shall include such Employee's Termination of Employment.

      Subsidiary.  Any corporation, partnership, venture or other entity in which SBC holds, directly or indirectly, a 50% or greater ownership interest.  SBC may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.

      Termination of Employment.  References herein to "Termination of
Employment," "Terminate Employment" or a similar reference, shall mean the event where the Employee ceases to be an Employee of any Employer, including but not limited to where the employing company ceases to be an Employer.

      Termination Under EPR.  In determining whether an Eligible Employee's termination of employment under the Enhanced Pension and Retirement Program
("EPR") is a Retirement for purposes of this Plan, five years shall be added to each of age and net credited service ("NCS").  If with such additional age and years of service, (1) an Eligible Employee upon such termination of employment under EPR is Retirement Eligible according to the SBC Supplemental
Retirement Income Plan ("SRIP") or (2) the Eligible Employee upon such termination of employment under EPR has attained one of the following combinations of age and service,

               Actual NCS + 5 Years         Actual Age + 5 Years

                  10 years or more              65 or older
                  20 years or more              55 or older
                  25 years or more              50 or older
                  30 years or more              Any age

then such termination of employment shall be a Retirement for all purposes under this Plan and the Eligible Employee shall be entitled to the treatment under this Plan afforded in the case of a termination of employment which is a Retirement.

Article 3 - Administration of the Plan

      The Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms.  The Committee may further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.  References to determinations or other actions by SBC, herein, shall mean actions authorized by the Committee, the
Chairman, the Senior Executive Vice President of SBC in charge of Human
Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person; except that with respect to
Executive Officers, only the Committee may take such action.  All decisions by SBC shall be final and binding.

Article 4 - Contributions

4.1   Election to Make Contributions.
      (a) An Eligible Employee may elect to participate in the Plan through payroll deductions contributed to the Plan as follows (such contributions to the Plan are "Employee Contributions"):

            (i) An Eligible Employee may elect to contribute up to 50% (in whole percentage increments) of his or her monthly Base
            Compensation, as the same may change from time to time; provided, however, any Base Compensation deferral hereunder is conditioned upon a 30% Base Compensation deferral election being in effect in the Stock Savings Plan.

            (ii) An Eligible Employee may elect to contribute up to 100% (in whole percentage increments or a specified dollar amount) of an
            Incentive Award.

      (b) An Eligible Employee may only make an election, change an election, or terminate an election to make Employee Contributions as follows:

            (i) An Employee who is an Eligible Employee as of September 30
            may make an election on or prior to the last Business Day of the immediately following November with respect to the contribution of Base Compensation and/or Incentive Awards paid on or after the immediately following January 1.

            (ii) An Employee who was not an Eligible Employee as of September
            30 but who is an Eligible Employee the immediately following
            December 31 (or such later date chosen by SBC, but not later than
            April 30) may make an election on or prior to the last Business
            Day of the immediately following May with respect to the
            contribution of Base Compensation and/or Incentive Awards paid on or after the immediately following July 1.

      SBC may refuse or terminate any election to make Employee Contributions at any time.

4.2   Contributions To Pre-Tax Account; Interest/Dividends.
      (a) Employee Contributions shall be made solely pursuant to a proper election and only during the Employee's lifetime and while the Employee remains an Eligible Employee (if the Employee ceases to be an Eligible
Employee, his or her election to make Employee Contributions shall be cancelled); provided, however, Termination of Employment of an Eligible
Employee shall not constitute loss of eligibility solely with respect to contribution of Base Compensation earned prior to termination but paid within
60 days thereafter or with respect to an Incentive Award paid after
Retirement (and such person shall be deemed an Eligible Employee for such contributions).

      (b) Employee Contributions shall be credited to the Participant's
Pre-Tax Account in accordance with the provisions of Section 4.2(e) and shall bear interest at the applicable Declared Rate on the balance from month-to-month in such account.  The interest will be credited monthly to the account at one-twelfth of the annual Declared Rate for that calendar year compounded quarterly.

      (c) In addition, if the Participant's account under the Bell System
Senior Management Incentive Award Deferral Plan ("Predecessor Plan") was
transferred to this Plan as of January 1, 1984, the effective date of this
Plan, then the Participant's Pre-Tax Account under this Plan shall be credited as of such date with the amount credited to the Participant's account under the Predecessor Plan as of December 31, 1983, and such amount shall bear interest in accordance with the terms of this Plan.

      (d) Deferred amounts related to Incentive Awards which would otherwise have been distributed in shares of stock other than shares of common stock of
SBC shall be credited to the Participant's Pre-Tax Account as deferred shares.  The Participant's Pre-Tax Account shall also be credited on each dividend payment date with an amount equivalent to the dividend payable on the number of such shares equal to the number of deferred shares in the
Participant's Pre-Tax Account on the record date for such dividend.  Such amount shall then be converted to a number of additional deferred shares determined by dividing such amount by the closing price of such shares on the
New York Stock Exchange on such date, or if not listed on such exchange, then on the principal market for such shares.  If not traded on such exchange on such date, then the closing price on the next preceding day the stock was so traded shall be utilized.

      In the event of a merger, reorganization, consolidation,
recapitalization, separation, liquidation, stock dividend, stock split, share combination, or stock dividend, stock split or other change in the corporate structure of the issuer of stock described in the preceding paragraph, affecting such stock, the Committee shall make an adjustment to the number and class of shares of deferred stock, in its discretion, to avoid any dilution or enlargement of rights.

      (e) Contributions to the Plan shall be deemed contributed when the compensation would have otherwise actually been paid (using the "check date"
of the payment or contribution) were it not for an election under this Plan.
For example, a contribution from a payment of Base Compensation, delayed for any reason, shall be deemed contributed when the delayed payment is made.

Article 5 - Distributions

5.1   Distributions From Pre-Tax Account.
      (a) Retirement.  Beginning March 10 (or such other date as determined by SBC) of the first (1st) calendar year following the calendar year of the
Retirement of a Participant and on March 10 (or such other date as determined by SBC) of each of the successive 14 calendar years, SBC shall distribute to the Participant that portion of the Participant's Pre-Tax Account that is equal to the total dollar amount of the Participant's Pre-Tax Account (and/or number of deferred shares then held in the Participant's Pre-Tax Account)
divided by the number of remaining installments.  Notwithstanding the foregoing, if the Participant Retires prior to 2001, then any undistributed portion of the Participant's Pre-Tax Account will be distributed in a lump sum on March 10 of the fifteenth (15th) calendar year following the calendar year of the Retirement of the Participant.

      (b) Non-Retirement Termination of Employment.  Beginning March 10 (or
such other date as determined by SBC) of the calendar year following the calendar year of Termination of Employment which is not a Retirement and on
March 10 (or such other date as determined by SBC) of each of the successive
2 calendar years, SBC shall distribute that portion of the Participant's
Pre-Tax Account that is equal to the total dollar amount of the Participant's
Pre-Tax Account (and/or number of deferred shares held in the Participant's
Pre-Tax Account) divided by the number of remaining installments.

      (c) Death.  Notwithstanding (a) or (b) above to the contrary, in the event of the death of a Participant, any amounts remaining in the
Participant's Pre-Tax Account (and/or number of deferred shares then held in the Participant's Pre-Tax Account) shall be promptly distributed to the
Participant's beneficiary designated in accordance with the SBC Rules for
Employee Beneficiary Designations, as the same may be amended from time to time ("Rules").  If no designation has been made or if all designated beneficiaries predecease the Participant, the Participant's Pre-Tax Account
shall be distributed according to the Rules.

      Notwithstanding any other provision of this Plan, if a surviving beneficiary of a Plan participant disclaims in whole or in part, that beneficiary's interest or share in the distribution of the Plan participant's
Plan proceeds, and such disclaimer satisfies the requirements of Section
2518(b) of the Internal Revenue Code (or any successor provision) and any applicable state law, such disclaimer shall not constitute an assignment, transfer or alienation by any method of such interest or share or proceeds and the portion of such proceeds subject to such disclaimer shall be distributed as if that beneficiary had predeceased the Plan participant.

      (d) Discharge for Cause/Non Competition.  Notwithstanding any other provision of this Plan to the contrary, all amounts (including deferred shares) then credited to the Participant's Pre-Tax Account shall be paid immediately in a single payment if a Participant is discharged for cause by his or her Employer, or if a Participant otherwise ceases to be employed by his or her Employer and engages in competition with SBC or any direct or indirect Subsidiary thereof or with any business with which a Subsidiary of
SBC or an affiliated company has a substantial interest (collectively referred to herein as an "Employer Business"), or becomes employed by a governmental agency having jurisdiction over the activities of SBC or any of its Subsidiaries.  For purposes hereof, engaging in competition with any
Employer business shall mean engaging by the Participant in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business.
Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business.
However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business in a judicial, regulatory, legislative or administrative proceeding.  Further, engaging in competition with an Employer business would result if the
Participant either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Participant takes and regardless of whether or not the employing company, or the company that the
Participant becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

      (e) Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred shares, as applicable, determined in accordance with Section 4.2(b) or 4.2 (d), as applicable.

      (f) The obligation to make distribution of deferred amounts credited to a Participant's Pre-Tax Account during any calendar year, plus the additional amounts credited on such deferred amounts pursuant to Section 4.2(b) or
4.2(d), as applicable, shall be borne by SBC or the applicable Employer which otherwise would have paid the related award currently.  However, the obligation to make distributions with respect to deferred amounts which are related to amounts credited to a Participant's Pre-Tax Account as of the effective date of the Plan pursuant to Section 4.2(c), and with respect to which no SBC company would otherwise have paid the related award currently, shall be borne by the Employer which employed the Participant on the effective date of the Plan.

       (g) For the purpose of this Plan, a beneficiary designation like that described in Section 5.1(c) that was made under the comparable provisions of the Predecessor Plan shall be considered as a beneficiary designation made under Section 5.1(c).

      (h) Notwithstanding the other provisions of this Section 5.1 to the contrary, but subject to the provisions of Section 5.2(b), a Participant who was a Participant on, and made contributions to the Plan prior to, September
1, 2000, may request that receipt of the cash portion of Participant's
Pre-Tax Account be deferred to Participant's death, or to be received earlier if accelerated in accordance with the provisions of 5.2(a).  Approval of such request shall be in SBC's sole discretion.

5.2   Accelerated Distribution.
      (a) On or before the last Business Day of a calendar year, a
Participant may elect to receive a distribution of all or a portion of the
Participant's Pre-Tax Account.  Such distribution shall be made March 10 (or such other date as determined by SBC) of the immediately following calendar year.  This distribution shall be in addition to the portion of the Pre-Tax
Account to be distributed at the same time under Section 5.1, which distribution shall be calculated without regard to an election under this section.

      (b) In the event the Participant Terminates Employment for reasons other than Retirement, SBC may, at its sole discretion, accelerate the distribution of all or a portion of a Participant's Pre-Tax Account to the date of SBC's choosing, without notice to, or the consent of, the Participant.

5.3   Small Distribution.
      Notwithstanding any election made by the Participant, after the
Termination of Employment of the Participant for any reason, if at the time the total value of the Participant's Pre-Tax Account is less than $10,000,
SBC may, in its discretion, distribute such account in the form of a lump sum distribution.

5.4   Determination by Internal Revenue Service.
      In the event that a final determination shall be made by the Internal
Revenue Service or any court of competent jurisdiction that a Participant has recognized gross income for Federal income tax purposes in excess of the portion of Participant's Pre-Tax Account actually distributed by SBC, SBC shall promptly distribute to the Participant that portion of Participant's
Pre-Tax Account to which such additional gross income is attributable.

5.5   Emergency Distribution.
      In the event that SBC, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, SBC shall distribute to the Participant, as soon as practicable following such determination, that portion of
Participant's Pre-Tax Account determined by SBC to meet the emergency (the
"Emergency Distribution").  For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence.  Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  Upon such distribution, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

5.6   Ineligible Participant.
      Notwithstanding any other provisions of this Plan to the contrary, if
SBC receives an opinion from counsel selected by SBC, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual is not, or was not at the time of his or her making Employee Contributions to this Plan, to be a member of Employer's "select group of management or highly compensated employees" within the meaning of ERISA, then such person will not be eligible to participate in this Plan and shall receive an immediate lump sum distribution of the Participant's Pre-Tax Account.  Upon such payment no other distribution shall thereafter be payable under this Plan either to the individual or any beneficiary of the individual, except as provided under
Section 8.1 Additional Benefit.

Article 6 - Transition Provisions

      The transition rules of this Article 6 shall supercede all other terms of this Plan.

6.1   Effective Dates.
      Except as otherwise provided herein, the amendments to this Plan made
September 1, 2000 (the "2000 Amendments") shall be effective September 1,
2000 and no election regarding the further deferral of a distribution of contributions to this Plan may be made on or after September 1, 2000.

6.2   Combination of Existing Contributions.
      (a) Effective January 1, 2001, all prior contributions made to the Plan by a Participant shall be combined into Participant's single Pre-Tax Account.

      (b) To the extent any Participant who retires before 2001 would, were it not for the 2000 Amendments, under valid elections made prior to September
1, 2000, receive a distribution that would extend the Participant's distributions beyond 2015, then the contributions so affected shall not be combined with other contributions and shall be distributed in accordance with such elections.  Notwithstanding the foregoing, the Participant may, with the consent of SBC, elect to have all of Participant's contributions to the Plan governed by this Plan as in effect after September 1, 2000.

      (c) In the event a Participant dies prior to 2001, the Participant's accounts shall not be combined with and shall be distributed in accordance with the Plan as it existed immediately prior to September 1, 2000.

6.3   Termination of Elections.
      (a) Distributions from the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to September 1, 2000, based on elections made before September 1, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to September 1, 2000.
All other distribution elections are cancelled, including but not limited to distributions which have already commenced, but only to the extent such elections call for distributions after the year 2000.  All amounts (or shares) remaining undistributed after such distributions shall be held and distributed in accordance with the terms of the Plan as in effect after
September 1, 2000.

      (b) Contributions to the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to September 1, 2000, based on elections made before September 1, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to September 1, 2000.
Elections to participate in the Plan shall not automatically be renewed for the year 2001.  Each Eligible Employee must make a new election after
September 1, 2000, in order to make Employee Contributions after 2000.
Provided, however, valid elections made prior to September 1, 2000, to contribute Incentive Awards in 2001 shall be valid elections under this Plan.

6.4   Annual Base Salary Contribution Transition.
      Annual base salary earned prior to January 1, 2001, shall be contributed when earned, while annual base salary earned on or after such date shall be contributed when paid.  In order to avoid any double contribution of annual base salary, that part of annual base salary earned in the year 2000 shall not be included in any determination of contributions to the Plan in a later calendar year, even though paid in such calendar year.

Article 7 - Discontinuation, Termination, Amendment.

7.1   SBC's Right to Terminate Plan.
      The Committee may terminate the Plan at any time.  Upon termination of the Plan, contributions shall no longer be made under the Plan.

      After termination of the Plan, Participants shall continue to earn interest/dividend equivalents and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of this Plan at the time of the Plan's termination.

7.2   Amendment.
      This Plan may be modified or terminated at any time in accordance with the provisions of SBC's Schedule of Authorizations; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, the distributions described in this
Plan as applicable to the Participant or to decrease such Participant's
Pre-Tax Account.  For purposes of this section, an alteration to the material detriment of a Participant shall mean a material reduction in the period of time over which Participant's Pre-Tax Account may be distributed to a
Participant or a reduction in the amounts then credited to a Participant's
Pre-Tax Account.  Any such consent may be in a writing, telecopy, or e-mail or in another electronic format.  An election to make Employee Contributions and the failure to terminate an election to make Employee Contributions when able to do so shall each be conclusively deemed to be the consent of the
Participant to any and all amendments to the Plan prior to such election or failure to terminate an election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Article 8 - Miscellaneous

8.1   Additional Benefit.
      The reduction of any benefit payable under the SBC Pension Benefit Plan
(or comparable plan identified by SBC as a replacement therefor), which results from participation in this Plan, will be restored as an additional benefit ("make-up piece") under this Plan.  The Participant shall elect prior to commencement of payment of the make-up piece whether to receive such benefit in cash in a lump sum (consisting of the present value equivalent of the pension retirement benefit (life annuity) make-up piece) or such benefit in an annuity form of payment.  Notwithstanding the proceeding provisions of this section, if all or a portion of the make-up piece is paid pursuant to
SRIP or another non-qualified plan, then such amount shall not be payable pursuant to this Plan.

8.2   Tax Withholding.
      Upon a distribution from Participant's Pre-Tax Account, SBC shall withhold such amount (or shares) as determined by SBC to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution, or such greater amount as specified by the
Participant.

8.3   Elections and Notices.
      Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by SBC or made in such other manner as permitted or required by SBC, including through electronic means, over the Internet or otherwise.  An election shall be deemed made when received by SBC, which may waive any defects in form.
Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions under the Plan shall become irrevocable at the close of business on the last day to make such election.
SBC may limit the time an election may be made in advance of any deadline.

      Any notice or filing required or permitted to be given to SBC under the
Plan shall be delivered to the principal office of SBC, directed to the attention of the Senior Executive Vice President-Human Resources of SBC or
his or her successor.  Such notice shall be deemed given on the date of delivery.

      Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of SBC or, at the option of SBC, to the Participant's e-mail address as shown on the records of SBC.  It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of SBC.  In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

      By participating in the Plan, each Participant agrees that SBC may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933 and the Securities Exchange Act of 1934 by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through SBC's Internet Web site or by other electronic means.

8.4   Unsecured General Creditor.
      Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer.  No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan.  Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer.  The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of
SBC to make distributions under, and in accordance with the terms of, the
Plan.

8.5   Offset.
      SBC may offset against the amount (or shares) otherwise distributable to a Participant, any amounts due an Employer by a Participant, including but not limited to overpayments under any compensation or benefit plans.

8.6   Non-Assignability.
      Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any amounts (or shares)  distributable under the Plan, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amount (or shares) distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a
Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

8.7   Employment Not Guaranteed.
      Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

8.8   Errors.
      At any time SBC may correct any error made under the Plan without prejudice to SBC.  Such corrections may include, among other things, refunding contributions to a Participant with respect to any period he or she made Employee Contributions while not an Eligible Employee, or canceling the enrollment of a non-Eligible Employee.

8.9   Captions.
      The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.10  Governing Law.
      To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to provisions of the substantive law of any jurisdiction other than the State of Texas.  Any action seeking to enforce the rights of an employee, former employee or person who holds such rights through, from or on behalf of such employee or former employee under this Plan may be brought only in a Federal or state court located in Bexar County, Texas.

8.11  Validity.
      In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

8.12  Successors and Assigns.
      This Plan shall be binding upon SBC and its successors and assigns.